Exhibit 99.1

Piero Bussani Elected to U-Store-It Trust’s Board of Trustees

WAYNE, PA — (MARKET WIRE) — 2/24/10 — U-Store-It Trust (NYSE: YSI) announced that Piero Bussani has been elected to the Company’s Board of Trustees effective February 23, 2010.  He is expected to stand for re-election at the June shareholders meeting, when his current term of office expires.

William M. Diefenderfer III, U-Store-It’s Chairman of the Board said, “We are pleased to have Piero join our Board as he brings a depth of experience in the retail and hospitality industries.  As an independent director, Piero will assist the Board and management with his insight and expertise in financial, real estate, risk management and governance matters.”

Mr. Bussani, 44, has served as General Counsel and Executive Vice President for WHM LLC (aka Luxury Resorts and Hotels), a leading luxury hotel management company that manages hotels and resorts owned by affiliates of the Blackstone Group, since December 2004.  From June 1996 until June 2007, Mr. Bussani served as General Counsel and Executive Vice President, Legal and Development, for Extended Stay America, Inc., and Extended Stay Hotels, an operator of extended stay hotels.  From July 1995 until June 1996, Mr. Bussani served as Senior Real Estate Counsel for Blockbuster Entertainment Group, a global provider of rental and retail movie and game entertainment.  From 1991 until 1995, Mr. Bussani served as an associate in the litigation and real estate practice groups of Arent Fox Kintner Plotkin & Kahn law firm.

“I am delighted to welcome Piero to U-Store-It Trust’s Board.  Piero brings practical business judgment and industry perspective to our Board,” said Dean Jernigan, U-Store-It’s Chief Executive Officer.

Mr. Bussani resides in Boca Raton, Florida. He received his Bachelors degree in International Studies from The American University and his Juris Doctor degree from SUNY Buffalo.  Mr. Bussani’s appointment to the Board fills a vacancy created when the Board of Trustees temporarily increased the size to the Board from eight members to nine.

About U-Store-It Trust

U-Store-It Trust is a self-administered and self-managed real estate investment trust. The Company provides self-storage solutions across the country. U-Store-It owns and or manages 374 facilities across the United States, and operates the U-Store-It Network, which consists of approximately 725 additional self-storage facilities. The Company’s self-storage facilities, storage space and storage solutions are designed to offer affordable, easily accessible, secure, and in most locations, climate-controlled storage space for residential and commercial customers, as well as boat storage and mini storage. According to the 2009 Self Storage Almanac, U-Store-It Trust is one of the top four owners and operators of self-storage facilities in the U.S.  For more information, visit www.ustoreit.com.

Contact:

U-Store-It Trust

Timothy M. Martin

Chief Financial Officer

(610) 293-5700